Exhibit 10.24

May 29, 2026

Frank Smalla

Re: Amendment To Offer Letter

Dear Frank:

Reference is made to your offer letter dated March 2, 2023 (“Initial Letter”), as amended by the letter dated February 27, 2026 (“Commuting Letter” and together with the Initial Letter, the “Offer Letter”) between you and Wella US Operations LLC, a wholly owned subsidiary of Rainbow UK Bidco Limited (the “Company”). The purpose of this letter is to amend your Offer Letter as follows:

1.Severance: The section of your Offer Letter entitled “Severance Package” shall be deleted in its entirety and replaced with the following:
If the Company terminates your employment without Cause1 or if you resign for Good Reason2, provided you sign and do not revoke a separation and release agreement prepared by the Company and remain in full compliance with the restrictive covenants set forth in your agreement(s) with the Company, you will receive a severance amount of (i) twelve months of base salary paid in equal bi-weekly instalments pursuant to the Company’s standard payroll practices, (ii) a pro-rata portion of your annual target bonus (at target) under the AIP for the year of termination, based on the number of days of service completed in such

[1] For purposes of this letter, “Cause” shall mean your: (i) material misconduct, gross negligence, material violation of any written policies of the Company or its affiliates that is applicable to you, or your willful and deliberate non-performance of duty in connection with the business affairs of the Company and its affiliates, including your refusal or willful failure to follow the reasonable and lawful directives of the Board; (ii) conviction of or entering of a plea of guilty or nolo contendere to any felony or for any misdemeanor involving moral turpitude; (iii) engagement in any other act of fraud, embezzlement, misappropriation, intentional misrepresentation or intentional dishonesty, moral turpitude, illegality or harassment; (iv) material breach of this letter or any other agreement to which you are a party with the Company or any of its affiliates (including any breach of any restrictive covenants between the Company or any of its affiliates and you); or (vi) unlawful use (including being under the influence) or possession of illegal drugs that has the effect of injuring the interest, business or reputation of the Company or any of its affiliates. Whether Cause exists shall be determined by the Board in its reasonable discretion.

[2] For purposes of this letter, “Good Reason” shall mean the occurrence, without your written consent, of any of the following events: (i) a material diminution in your then-current base salary or annual target bonus opportunity, taken together in the aggregate; (ii) a material diminution in your authority, duties, titles, responsibilities or reporting requirements as it relates solely to your role as Chief Financial Officer, which would cause your position to become one of lesser responsibility, importance, or scope solely with respect to such role; provided, that a reduction in your authority, duties, titles, responsibilities or reporting requirements solely by virtue of the Company or a parent thereof being acquired by, and made part of, a larger entity, whether as a subsidiary, business unit or otherwise will not constitute “Good Reason”; (iii) the failure to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this letter; (iv) the relocation of your principal place of employment to a location more than fifty (50) miles from your immediately preceding principal place of employment; or (v) the Company’s or an affiliate’s material breach of any provision of this letter or any other agreement to which you are a party with the Company or any of its affiliates; provided, that you provide written notice to the Company of the existence of any such condition within thirty (30) days of the initial existence of such condition and the Company fails to remedy the condition within thirty (30) days of receipt of such notice (the “Cure Period”); provided, further, that you must actually terminate employment no later than thirty (30) days following the end of such Cure Period, if the Good Reason condition remains uncured at the end of such Cure Period.

year through the termination date, payable at the same time annual bonuses are paid to similarly situated executives, and (iii) to the extent such termination occurs after the end of the applicable fiscal year, but prior to the payment of the bonus for such fiscal year, your annual bonus under the AIP, as approved by the Board, payable at the same time annual bonuses are paid to similarly situated executives. All payments will be less applicable federal and state withholdings for tax and other applicable deductions, including authorized pay check deductions.

2.Commuting Letter: The second bullet of the Commuting Letter is revised to delete “$6,000” and replace it with “$6,500”; and the last bullet of the Commuting Letter shall be deleted in its entirety.

3.Except as otherwise modified herein, your Offer Letter shall remain unchanged.
[The remainder of this page intentionally left blank.]
If you agree to these terms, please indicate your acceptance by signing a copy of this Amendment.With regards,
Wella Company - North America
4500 Park Granada, Calabasas, California 91302 I wellacompany.com

With regards,
By:	/s/ Mallory Martino
Name: Mallory Martino
Title: Chief People Officer

Accepted and agreed:
/s/ Frank Smalla
Name: Frank Smalla

Wella Company - North America
4500 Park Granada, Calabasas, California 91302 I wellacompany.com